Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612/455-1754
763-354-1800

Arctic Cat Reports Fiscal 2010 Third-Quarter Results

Company reports net earnings of $0.14 per diluted share in quarter versus $0.15 loss;

Third-quarter operating profit up by $4.5 million;

Continued to improve cost structure and gross margin percentage, and strengthen balance sheet;

Company maintains annual revenue guidance

MINNEAPOLIS, January 27, 2010 — Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $2.6 million, or $0.14 per diluted share, on net sales of $131.0 million for the third quarter ended December 31, 2009. Arctic Cat reported a net loss in the prior-year third quarter of $2.7 million, or $0.15 per diluted share, on net sales of $174.7 million.

In the first nine months, Arctic Cat reported net earnings of $11.4 million, or $0.63 per diluted share, compared to prior-year net earnings of $7.2 million, or $0.40 per diluted share. Arctic Cat’s net sales in the first nine months of fiscal 2010 totaled $366.7 million versus $472.9 million in the same period last year.

Commented Arctic Cat’s chairman and chief executive officer Christopher A. Twomey: “We are pleased with the company’s further progress in delivering improved operating results during the third quarter and year to date, particularly given the continued difficult selling conditions in the power sports market. Our focus on lowering Arctic Cat’s cost structure through lean manufacturing efficiencies, low-cost sourcing and expense controls led to higher gross margins and operating profits. In addition, our efforts to reduce inventories resulted in a much stronger balance sheet.”

Among the highlights of Arctic Cat’s 2010 third-quarter and year-to-date financial results versus the same period last year:

•                 Gross margins increased 550 basis points and 350 basis points year to date;

•                 Operating expenses declined 9 percent to $22.0 million from $24.2 million, and fell 14 percent year to date;

•                 Operating profit for the quarter jumped $4.5 million to $624,000 from a loss of $3.9 million; operating profit is up 63 percent year to date;

•                 Inventories were reduced 29 percent to $106.3 million from $150.4 million;

•                 Total cash and short-term investments at quarter end rose to $50.4 million up from $5.4 million; and

•                 The company had no short- or long-term debt at quarter end.

During the third quarter, Arctic Cat announced on October 20, 2009, that it entered into an agreement for GE Capital, Commercial Distribution Finance to become the exclusive provider of floorplan financing for Arctic Cat’s U.S. dealers. The new multi-year financing program replaces Arctic Cat’s financing agreement with Textron Financial Corporation, which is exiting the dealer floorplan business.

Arctic Cat also announced on November 12, 2009, a new three-year, $60 million senior secured revolving credit facility. The facility is available for the company’s ongoing working capital needs and general corporate purposes. Bank of America, N.A., structured and underwrote the new facility, which replaces an existing credit facility that was scheduled to expire in March 2010.

Business Line Results

“We are successfully rescaling Arctic Cat’s business to achieve improved profitability in the current lower-demand environment for recreational products,” said Twomey. “A key part of our strategy this fiscal year has been to reduce dealer inventories, in order to position the company for future growth when the retail power sports market recovers.”  Year to date, Arctic Cat’s overall dealer inventories are down 19 percent.

Snowmobile sales totaled $58.7 million in the third quarter compared to $90.9 million in the prior-year quarter. Year-to-date Arctic Cat snowmobile sales were $162.3 million versus $210.7 million in the same period last year. While overall North American retail snowmobile sales for the industry are down year to date, Arctic Cat’s retail sales have outperformed the industry and the company has gained market share. Arctic Cat has increased its North American market share by offering consumers leading-edge technologies, such as the new powered-up 800cc engine that is being introduced in its new models across all market segments.

All-terrain vehicle (ATV) sales totaled $48.2 million in the third quarter versus $57.8 million in the prior-year quarter. Year-to-date ATV sales were $132.1 million compared to $183.2 million in the first nine months of fiscal 2009. The economic slowdown over the past year has resulted in lower industry wide retail sales of ATVs, although Arctic Cat’s retail ATV sales have outperformed the industry and the company has gained market share. During the current fiscal year, the company has launched seven new 2010 ATV models and is introducing power steering on select units in the fourth quarter.

Sales of parts, garments and accessories (PG&A) in the second quarter totaled $24.2 million versus $26.1 million in the prior-year quarter. Year-to-date PG&A sales were $72.3 million compared to $79.1 million in the year-ago period.

Outlook

Arctic Cat is implementing operational efficiency initiatives aimed at returning the company to long-term profitability on lower anticipated sales volumes. The company’s fiscal 2010 outlook includes the following assumptions: the continuation of the weak global economic environment negatively impacting sales of recreational products; increasing gross margins up to 300 basis points through global low-cost sourcing, improved commodity pricing and greater efficiencies from lean manufacturing; achieving a 12 percent to 17 percent reduction in operating expenses; improving cash flow from operations; and ending the year with more cash on the balance sheet by lowering inventory.

Arctic Cat continues to estimate sales for its fiscal year ending March 31, 2010, in the range of $425 million to $460 million. The company has not provided fiscal 2010 earnings per share guidance, although it expects improved per share results compared with fiscal 2009.

“We remain focused on achieving continued operational efficiencies and are on track to deliver improved operating results this fiscal year on anticipated lower sales,” said Twomey.

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4205606. The telephone replay will be available through Wednesday, February 3, 2010.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Report on Form 8-K and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net Sales
Snowmobile & ATV Units	$106,879	$148,616	$294,433	$393,832
Parts Garments & Accessories	24,161	26,083	72,277	79,058
Total Net Sales	131,040	174,699	366,710	472,890
Cost of Goods Sold
Snowmobile & ATV Units	94,080	136,325	248,170	340,984
Parts Garments & Accessories	14,379	18,007	43,200	51,540
Cost of Goods Sold	108,459	154,332	291,370	392,524
Gross Profit	22,581	20,367	75,340	80,366
Operating Expenses
Selling & Marketing	8,941	12,728	24,982	35,118
Research & Development	2,979	4,206	9,177	13,135
General & Administrative	10,037	7,284	27,323	23,598
Total Operating Expenses	21,957	24,218	61,482	71,851
Operating Profit (Loss)	624	(3,851)	13,858	8,515
Other Income (Expense)
Interest Income	—	17	4	116
Interest Expense	(2)	(323)	(249)	(941)
Total Other Income (Expense)	(2)	(306)	(245)	(825)
Earnings (Loss) Before Income Taxes	622	(4,157)	13,613	7,690
Income Tax Expense (Benefit)	(1,980)	(1,433)	2,178	462
Net Earnings (Loss)	$2,602	(2,724)	11,435	7,228
Net Earnings (Loss) Per Share
Basic	$0.14	$(0.15)	$0.63	$0.40
Diluted	$0.14	$(0.15)	$0.63	$0.40
Weighted Average Shares Outstanding:
Basic	18,228	18,092	18,217	18,063
Diluted	18,297	18,092	18,249	18,068

	December 31,
Selected Balance Sheet Data:	2009	2008
Cash and Short-term Investments	$50,356	$5,431
Accounts Receivable, net	43,008	59,679
Inventories	106,264	150,397
Total Assets	267,077	298,048
Short-term Bank Borrowings	0	9,030
Total Current Liabilities	82,788	104,343
Long-term Debt	0	0
Shareholders’ Equity	179,710	182,352

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
Product Line Data:	2009	2008	Change	2009	2008	Change
Snowmobiles	$58,665	$90,865	-35%	$162,321	$210,660	-23%
All-terrain Vehicles	48,214	57,751	-17%	132,112	183,172	-28%
Parts, Garments & Accessories	24,161	26,083	-7%	72,277	79,058	-9%
Total Sales	$131,040	$174,699	-25%	$366,710	$472,890	-22%

# # #